EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating Officer (215) 785-4000

Jones Apparel Group, Inc. Announces Executive Appointments

New York, New York-March 9, 2006-Jones Apparel Group, Inc. (NYSE:JNY) today announced that Efthimios P. Sotos has been appointed to the position of Chief Financial Officer, reporting to Peter Boneparth, Chief Executive Officer. Wesley R. Card, who has held the dual position of Chief Operating and Financial Officer since 2002, will continue in the role of Chief Operating Officer, reporting to Peter Boneparth. In addition, Patrick M. Farrell has been named Executive Vice President - Corporate Controller, and will report to Thimio Sotos.

Peter Boneparth, Chief Executive Officer, stated, "I believe it is the appropriate time to separate the position of Chief Operating and Financial Officer. This change will allow Wes Card, as Chief Operating Officer, to focus his complete and undivided attention on the critical strategic operating initiatives we have underway, and to provide his continued support and guidance to Thimio and the financial team."

Mr. Boneparth continued, "Thimio Sotos has been an integral part of the financial management group and I am confident that he will provide outstanding leadership and direction to executive management and our financial organization. Further, I recognize the valuable contributions of Pat Farrell, and welcome his continued involvement and efforts in the future."

Thimio Sotos most recently served as Executive Vice President - Treasurer, Strategic and Financial Planning. Prior to September 2005, he held the positions of Senior Vice President and Treasurer and Corporate Vice President and Treasurer. Mr. Sotos joined Jones Apparel Group in 1999 as part of the Company's acquisition of Nine West Group, where he was the Assistant Treasurer.

Pat Farrell was appointed Senior Vice President in September 1999. Prior to that, he served as Vice President and Corporate Controller since November 1997.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores, and operate the Barneys New York chain of luxury stores. Our nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We primarily contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which we do not manufacture. For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expect," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involves risks and uncertainties, including:

   those associated with the effect of national and regional economic conditions;
   lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;
   the performance of the Company's products within the prevailing retail environment;
   customer acceptance of both new designs and newly-introduced product lines;
   the Company's reliance on a few department store groups for large portions of the Company's business;
   consolidation of the Company's retail customers;
   financial difficulties encountered by customers;
   the effects of vigorous competition in the markets in which the Company operates;
   the Company's ability to identify acquisition candidates and, in an increasingly competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;
   the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;
   the Company's reliance on independent foreign manufacturers;
   changes in the costs of raw materials, labor and advertising;
   the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;
   the uncertainties of sourcing associated with the new environment in which general quota has expired on apparel products (while China has agreed to safeguard quota on certain classes of apparel products through 2008, political pressure will likely continue for restraint on importation of apparel);
   the Company's ability to successfully implement new operational and financial computer systems; and
   the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A-Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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